NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                                                FOR IMMEDIATE RELEASE

                                                                                January 26, 2010

Thomas D. Bell Jr. elected to Norfolk Southern board

NORFOLK, VA. -- Thomas D. Bell Jr., chairman of SecurAmerica LLC, has been elected a director of Norfolk Southern Corporation (NYSE: NSC), Norfolk Southern CEO Wick Moorman announced today.

            Bell retired as chairman and chief executive officer of Cousins Properties in July 2009.  He previously served as chairman and CEO of the advertising and communications firm Young and Rubicam Inc., vice chairman and director of Gulfstream Aerospace Corporation, executive vice president of Ball Corporation, chairman of the Center for Naval Analysis, and president and CEO of the Hudson Institute.

            Bell attended the University of Tennessee and New York University.  He served as chief of staff for Sen. William Brock, and during the Reagan administration chaired the Committee on the Next Agenda as well as the Workforce 2000 Advisory Committee for the Secretary of Labor.

            Norfolk Southern Corporation is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

            (Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

            (Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)